EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 9, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2005 Annual Report to Shareholders of Mobius Management Systems, Inc., which is incorporated by reference in Mobius Management Systems, Inc. Annual Report on Form 10-K for the year ended June 30, 2005. We also consent to the incorporation by reference of our report dated September 9, 2005 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

PricewaterhouseCoopers LLP
Stamford, CT
April 27, 2006